Exhibit 99.1

Newell Rubbermaid Announces First Quarter Results
» Reaffirms Full Year Guidance
» Increases Quarterly Dividend 13 percent to $0.17 per share

ATLANTA, May 2, 2014 – Newell Rubbermaid (NYSE: NWL) today announced its first quarter 2014 financial results.

“We delivered solid first quarter results in the context of two previously communicated events. Our team did a good job overcoming the adverse impacts of the harness buckle recall on select car seats in our U.S. Baby business and the weather-related slow down on our U.S.-centric Home Solutions business,” said Michael Polk, Chief Executive Officer. “Strong core sales growth in Writing offset declines in Home Solutions and Baby, yielding normalized earnings per share of $0.35, flat with last year’s results.

“We are confident in our full year financial guidance and expect the company’s core sales and earnings per share growth to accelerate through the balance of the year as we significantly increase advertising and promotion investment levels in support of our brands and innovation. Importantly, the Board of Directors has approved a 13 percent increase in our quarterly dividend to $0.17, an annualized rate of $0.68 per share. This is the fourth dividend increase in the last three years, which is a reflection of the Board's continued confidence in Newell's strong cash generation ability and in the promise of our Growth Game Plan.”

First Quarter Executive Summary
» Net sales were $1.23 billion, a 0.7 percent decline versus prior year results.
» Core sales, which exclude the impact of changes in foreign currency, grew 0.7 percent.
» Normalized gross margin was 38.8 percent, a 60 basis point improvement compared with the prior year period. Reported gross margin was 38.1 percent versus 38.2 percent in the prior year period.
» Normalized operating margin was 11.0 percent versus 11.2 percent in the prior year period. Reported operating margin increased 60 basis points to 8.5 percent.
» Normalized diluted earnings per share were $0.35 compared with $0.35 in the prior year. Reported diluted earnings per share were $0.19 compared with $0.19 in the prior year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

»    The company’s first quarter reported results include an $11.0 million charge ($0.02 per diluted share) which reflects the cost of harness buckle recall issues on select car seats in our Baby segment. This charge has been excluded from normalized operating income and normalized EPS.

» Operating cash flow was a use of $92.1 million compared with a use of $123.1 million in the prior year period.
» The company paid dividends of $42.9 million and repurchased 1.5 million shares of common stock at a cost of $44.4 million. In addition, the company took delivery of 2.0 million shares in mid-March to complete the Accelerated Share Repurchase program initiated in the fourth quarter of 2013.

» The company announced a 13 percent ($0.02 per share) increase in its quarterly dividend to $0.17 per share.
» The company recorded a monetary asset devaluation charge of $38.7 million, or $0.09 per diluted share, associated with adopting the SICAD I rate for its Venezuelan operations.
» The company reaffirmed its guidance for 2014 core sales growth of 3 to 4 percent, operating margin improvement of up to 40 basis points, normalized EPS of $1.94 to $2.00 and operating cash flow of $600 to $650 million.

First Quarter 2014 Operating Results

Net sales in the first quarter were $1.23 billion, compared with $1.24 billion in the prior year. Core sales, which exclude 140 basis points of negative foreign currency impact, grew 0.7 percent.

Reported gross margin was 38.1 percent. Normalized gross margin was 38.8 percent, a 60 basis point improvement versus prior year results. Normalized gross margin excludes the impact of costs associated with the harness buckle recall. Pricing and productivity more than offset inflation and the negative impact of transactional foreign currency.

First quarter reported operating margin was 8.5 percent compared with 7.9 percent in the prior year. Reported operating income was $105.2 million versus $97.8 million.

Normalized operating margin was 11.0 percent, compared with 11.2 percent in the prior year period. Normalized operating income was $135.9 million compared with $138.8 million in the prior year period. First quarter 2014 normalized operating income excludes restructuring and restructuring-related costs of $19.7 million and $11.0 million of costs associated with the harness buckle recall issue while 2013 normalized operating income excludes $41.0 million of restructuring and restructuring-related costs.

The company reported a net benefit for income taxes of $1.3 million due to discrete period benefits relating to resolution of certain tax items and the tax rate applicable to the $38.7 million charge associated with its Venezuelan operations. The reported tax expense for the prior year period was $6.4 million. The normalized tax rate was 18.4 percent compared with 16.5 percent in the prior year.

Reported net income was $52.9 million, compared with $54.2 million in the prior year. Reported diluted earnings per share were $0.19 compared with the prior year’s $0.19 per diluted share. Lower restructuring costs and the positive impact from a lower share count were offset by a $38.7 million monetary asset devaluation charge resulting from the adoption of the SICAD I Venezuelan Bolivar exchange rate and the $11.0 million charge reflecting the costs associated with the harness buckle recall issue.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Normalized net income was $98.1 million, compared with $102.1 million in the prior year. Normalized diluted earnings per share of $0.35 were flat compared with the prior year as 60 basis points of normalized gross margin increase and a lower share count were offset by the loss of sales momentum on Baby due to the harness buckle recall and the sluggish performance of the U.S.-centric Home Solutions segment as a result of a weather-related slowdown in U.S. retailer point-of-sale results.

For the first quarter 2014, normalized diluted earnings per share exclude $0.05 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.02 per diluted share associated with the harness buckle recall in Baby & Parenting and $0.09 per diluted share resulting from the use of the SICAD I exchange rate for the company’s Venezuelan operations. For the first quarter 2013, normalized diluted earnings per share exclude $0.12 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.02 per diluted share resulting from the devaluation of the Venezuelan Bolivar, $0.02 per diluted share attributable to the resolution of tax contingencies, and a net loss (including impairments) from discontinued operations of $0.03 per diluted share. (A reconciliation to “normalized” results is included below.)

Operating cash flow was a use of $92.1 million compared with a use of $123.1 million last year, primarily due to the absence of a U.S. pension plan contribution.

Recall of Harness Buckles on Select Car Seats

In February 2014, Graco announced a voluntary recall in the U.S. of harness buckles used on approximately 4 million toddler car seats manufactured between 2006 and 2013. There have been no reported injuries associated with the recalled harness buckles. These toddler car seat buckles were susceptible to contamination from food, debris or spilled liquids, which can result in difficulty or inability to open the buckles. As a result of the recall, affected car seats which were at retail or in customer warehouses have been reworked in the field or returned to the company for rework. Graco continues to offer consumers replacement harness buckles at no cost.

Graco is in ongoing discussions with the National Highway Traffic Safety Administration (NHTSA) regarding a potential recall of harness buckles used on select infant car seats. The company remains hopeful that its dialogue with NHTSA and shared commitment to child passenger safety will result in a constructive resolution and the best outcome for consumers. The company expects the infant harness buckle discussions will be resolved in the second quarter.

The Company’s first quarter reported results include an $11.0 million charge (or $0.02 per diluted share) which includes the cost of the first quarter recall of harness buckles on select toddler car seats as well as the company’s current estimate of costs associated with the infant car seat harness buckle issue. This charge has been excluded from normalized operating income and normalized EPS. Normalized operating income and normalized EPS do not exclude the impact on net sales of returns from retailers or the lost sales associated with approximately five weeks of lost shipments on the affected toddler car seats.

A reconciliation of the first quarter 2014 and 2013 results is as follows:

	Q1 2014*	Q1 2013*
Diluted earnings per share (as reported)	$0.19	$0.19
Restructuring and restructuring-related costs	0.05	0.12
Costs associated with harness buckle recall	0.02	—
Currency devaluation - Venezuela	0.09	0.02
Resolution of income tax contingencies	—	(0.02)
Discontinued operations	—	0.03
Normalized EPS	$0.35	$0.35

*Totals may not add due to rounding

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

First Quarter 2014 Operating Segment Results

Writing net sales for the first quarter were $361.3 million, a 6.1 percent improvement compared to prior year. Core sales increased 8.0 percent, driven by pricing and market share growth in the Americas, partially offset by product line exits in Europe. Operating income was $77.1 million, or 21.3 percent of sales, compared with $63.2 million, or 18.6 percent of sales, in the prior year. The increase in operating margin was largely driven by positive mix, productivity, and pricing in Latin America.

Home Solutions net sales were $321.2 million, a 5.2 percent decline compared to prior year. Core sales declined 4.5 percent, as weather-related point-of-sale softness and the negative effect on volume of less merchandising on certain Rubbermaid Consumer low margin product lines were partially offset by increased distribution on Calphalon®. Normalized operating income was $26.3 million, or 8.2 percent of sales, compared with $34.1 million, or 10.1 percent of sales, in the prior year. The decrease in operating margin was driven by input cost inflation and the deleveraging effect on margins of lower sales volumes, partially offset by productivity and pricing.

Tools segment net sales were $187.8 million, a 0.4 percent decline compared to prior year. Core sales increased 2.4 percent driven by strong volume and share growth on Lenox in North America and Irwin in Europe. Adjusting for the prior year pull forward of volume into the first quarter of 2013 related to the second quarter 2013 SAP conversion in Brazil, Tools global core sales increased 5.2 percent. Operating income was $21.4 million, or 11.4 percent of sales, compared with $18.7 million, or 9.9 percent of sales, in the prior year. The increase in operating margin was driven by pricing and favorable mix partially offset by inflation.

Commercial Products net sales were $182.6 million, a 0.3 percent decrease compared to prior year. Core sales increased 0.2 percent as solid growth on Rubbermaid Commercial Products was largely offset by weakness in the U.S. Healthcare business against a very strong year ago comparison period. Operating income was $13.8 million, or 7.6 percent of sales, compared with $21.6 million, or 11.8 percent of sales, in the prior year period. The decrease in operating margin reflects inflation and increased investment in selling capabilities in North America and Latin America.

Baby & Parenting net sales were $179.3 million, a decline of 5.4 percent compared to prior year. Core sales declined 4.4 percent, primarily attributable to the U.S. recall of harness buckles on select toddler car seats and the exit of certain product lines in Europe. Normalized operating income was $16.4 million, or 9.1 percent of sales, compared with $23.9 million, or 12.6 percent of sales, in the prior year. The decrease in operating margin was largely due to inflation and the absence of fixed cost leverage associated with lower sales volume.

2014 Full Year Outlook

Newell Rubbermaid reaffirmed its full year 2014 guidance as follows:

» Core sales growth of 3 to 4 percent;

» Normalized operating margin improvement of up to 40 basis points;

» Normalized EPS of $1.94 to $2.00; and

» Operating cash flow between $600 and $650 million.

The company now expects foreign exchange to have a negative impact on 2014 net sales of about 200 basis points and to have a negative impact on both normalized and reported EPS of $0.04 to $0.05 per diluted share for the balance of 2014. Subsequent to the first quarter, the company will begin using the exchange rate determined by periodic auctions for U.S. dollars conducted under Venezuela’s SICAD I exchange mechanism (approximately 10.5 to 11.0 Bolivars per U.S. dollar).

2014 normalized EPS guidance excludes between $100 and $120 million of Project Renewal restructuring and restructuring-related charges. (A reconciliation of expected reported results to “normalized” results is included below.)

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company is on track to realize cumulative annualized cost savings of $270 to $325 million by the second quarter of 2015 related to Project Renewal. The majority of these savings will be reinvested in the business to strengthen brand building and selling capabilities and accelerate growth.

Operating cash flow guidance assumes $100 to $120 million in restructuring and restructuring-related cash payments. Capital expenditures are projected at $150 to $175 million.

A reconciliation of the 2014 earnings outlook is as follows:

		FY 2014
Diluted earnings per share	$1.50	to	$1.56
Restructuring and restructuring-related costs	$0.29	to	$0.37
Costs associated with harness buckle recall		$0.02
Currency devaluation - Venezuela		$0.09
Normalized EPS	$1.94	to	$2.00

Conference Call

The company’s first quarter 2014 earnings conference call will be held today, May 2, 2014, at 8:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be available for replay. A supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures - including those that are “non-GAAP financial measures” - and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency on reported sales. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference in these two amounts being the change in core sales and the difference between the change in as reported sales and the change in core sales reported as the currency impact.  The company believes that providing adjusted core sales excluding the impacts of product line exits and timing shifts related to implementations of SAP is useful in that it helps investors understand underlying business trends. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income and “normalized” tax rates, which exclude restructuring and restructuring-related expenses and one-time events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, discontinued operations and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that “normalized” earnings per share, which also excludes restructuring and restructuring-related charges and one-time events such as losses related to product recalls, monetary asset devaluations resulting from the adoption of the SICAD I Venezuelan Bolivar exchange rate, the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company also uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2013 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell            David Doolittle
Vice President, Investor Relations            Vice President, Global Communications
(770) 418-7723            (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, product recalls and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; product liability, product recalls or regulatory actions (including the ultimate resolution of the potential recall of harness buckles on certain infant car seats); our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations; and those factors listed in the company’s most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended March 31,
			YOY
	2014	2013	% Change
Net sales	$1,232.2	$1,240.8	(0.7)%
Cost of products sold	762.9	767.2
GROSS MARGIN	469.3	473.6	(0.9)%
% of sales	38.1%	38.2%

Selling, general & administrative expenses	352.1	341.4	3.1%
% of sales	28.6%	27.5%

Restructuring costs	12.0	34.4
OPERATING INCOME	105.2	97.8	7.6%
% of sales	8.5%	7.9%
Nonoperating expenses:
Interest expense, net	14.4	14.6
Other expense, net	40.0	13.0
	54.4	27.6	97.1%

INCOME BEFORE INCOME TAXES	50.8	70.2	(27.6)%
% of sales	4.1%	5.7%

Income taxes	(1.3)	6.4	NMF
Effective rate	NMF	9.1%

NET INCOME FROM CONTINUING OPERATIONS	52.1	63.8	(18.3)%
% of sales	4.2%	5.1%

Income (loss) from discontinued operations, net of tax	0.8	(9.6)

NET INCOME	$52.9	$54.2	(2.4)%
	4.3%	4.4%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.19	$0.22
Income (loss) from discontinued operations	$—	$(0.03)
Net income	$0.19	$0.19

Diluted
Income from continuing operations	$0.18	$0.22
Income (loss) from discontinued operations	$—	$(0.03)
Net income	$0.19	$0.19

AVERAGE SHARES OUTSTANDING:
Basic	280.9	290.0
Diluted	283.8	293.1

NMF - Not Meaningful

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended March 31, 2014
	GAAP Measure		Restructuring and	Charge resulting from		Non-GAAP Measure
		Product	restructuring-related	the devaluation of the	Discontinued		Percentage
	Reported	recall costs (1)	costs (2)	Venezuelan Bolivar (3)	operations (4)	Normalized*	of Sales

Cost of products sold	$762.9	$(8.6)	$—	$—	$—	$754.3	61.2%
Gross margin	$469.3	$8.6	$—	$—	$—	$477.9	38.8%
Selling, general & administrative expenses	$352.1	$(2.4)	$(7.7)	$—	$—	$342.0	27.8%
Operating income	$105.2	$11.0	$19.7	$—	$—	$135.9	11.0%
Nonoperating expenses	$54.4	$—	$—	$(38.7)	$—	$15.7
Income before income taxes	$50.8	$11.0	$19.7	$38.7	$—	$120.2
Income taxes (5)	$(1.3)	$4.0	$5.5	$13.9	$—	$22.1
Net income from continuing operations	$52.1	$7.0	$14.2	$24.8	$—	$98.1
Net income	$52.9	$7.0	$14.2	$24.8	$(0.8)	$98.1
Diluted earnings per share**	$0.19	$0.02	$0.05	$0.09	$(0.00)	$0.35

	Three Months Ended March 31, 2013
	GAAP Measure	Restructuring and	Charge resulting from			Non-GAAP Measure
		restructuring-related	the devaluation of the	Discontinued	Non-recurring		Percentage
	Reported	costs (2)	Venezuelan Bolivar (3)	operations (4)	tax items (6)	Normalized*	of Sales

Selling, general & administrative expenses	$341.4	$(6.6)	$—	$—	$—	$334.8	27.0%
Operating income	$97.8	$41.0	$—	$—	$—	$138.8	11.2%
Nonoperating expenses	$27.6	$—	$(11.1)	$—	$—	$16.5
Income before income taxes	$70.2	$41.0	$11.1	$—	$—	$122.3
Income taxes (5)	$6.4	$4.9	$4.1	$—	$4.8	$20.2
Net income from continuing operations	$63.8	$36.1	$7.0	$—	$(4.8)	$102.1
Net income	$54.2	$36.1	$7.0	$9.6	$(4.8)	$102.1
Diluted earnings per share**	$0.19	$0.12	$0.02	$0.03	$(0.02)	$0.35
*Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the three months ended March 31, 2014, the Company recognized an $11.0 million charge associated with the Graco product recall.

(2) Restructuring and restructuring-related charges during the three months ended March 31, 2014 include $7.7 million of organizational change implementation and restructuring-related costs and $12.0 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the three months ended March 31, 2013 include $6.6 million of organizational change implementation and restructuring-related costs and $34.4 million of restructuring costs incurred in connection with Project Renewal.

(3) During the three months ended March 31, 2014 and 2013, the Company recognized foreign exchange losses of $38.7 million and $11.1 million, respectively, resulting from the devaluation of the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(4) During the three months ended March 31, 2014, the Company recognized net income of $0.8 million in discontinued operations. During the three months ended March 31, 2013, the Company recognized a net loss, including impairments, of $9.6 million in discontinued operations relating to the operations of the Hardware and Teach businesses.

(5) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(6) During the three months ended March 31, 2013, the Company recognized a non-recurring income tax benefit of $4.8 million resulting from the resolution of various income tax contingencies.

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	March 31,	March 31,
Assets:	2014	2013

Cash and cash equivalents	$136.8	$174.2
Accounts receivable, net	973.1	1,021.3
Inventories, net	801.3	815.0
Deferred income taxes	121.3	155.4
Prepaid expenses and other	198.8	190.7
Total Current Assets	2,231.3	2,356.6

Property, plant and equipment, net	541.3	549.5
Goodwill	2,362.0	2,340.4
Other intangible assets, net	606.5	642.6
Other assets	252.8	308.1
Total Assets	$5,993.9	$6,197.2

Liabilities and Stockholders' Equity:

Accounts payable	$542.8	$570.1
Accrued compensation	99.6	103.0
Other accrued liabilities	590.9	588.5
Short-term debt	318.7	411.8
Current portion of long-term debt	0.8	1.2
Total Current Liabilities	1,552.8	1,674.6

Long-term debt	1,666.7	1,699.6
Other noncurrent liabilities	700.9	834.4

Stockholders' Equity - Parent	2,070.0	1,985.1
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	2,073.5	1,988.6

Total Liabilities and Stockholders' Equity	$5,993.9	$6,197.2

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2014	2013
Operating Activities:
Net income	$52.9	$54.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	38.1	39.8
Net (gain) loss from sale of discontinued operations, including impairments	(2.2)	12.4
Non-cash restructuring costs	1.0	—
Deferred income taxes	14.6	38.9
Stock-based compensation expense	7.0	9.4
Other, net	45.0	8.9
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	130.5	80.3
Inventories	(115.8)	(123.4)
Accounts payable	(16.1)	45.1
Accrued liabilities and other	(247.1)	(288.7)
Net cash used in operating activities	$(92.1)	$(123.1)

Investing Activities:
Capital expenditures	(31.9)	(33.6)
Other	(0.3)	(0.3)
Net cash used in investing activities	$(32.2)	$(33.9)

Financing Activities:
Net short-term borrowings	144.9	200.7
Repurchase and retirement of shares of common stock	(44.4)	(33.8)
Cash dividends	(42.9)	(44.5)
Excess tax benefits related to stock-based compensation	5.6	9.1
Other stock-based compensation activity, net	10.7	16.6
Net cash provided by financing activities	$73.9	$148.1

Currency rate effect on cash and cash equivalents	$(39.1)	$(0.7)

Decrease in cash and cash equivalents	$(89.5)	$(9.6)
Cash and cash equivalents at beginning of period	226.3	183.8
Cash and cash equivalents at end of period	$136.8	$174.2

Newell Rubbermaid Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2014						2013
		Reconciliation (1,2)						Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI		Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
												$	%	$	%
Q1:
Writing	$361.3	$77.1		$—	$77.1	21.3%	$340.6	$63.2	$—	$63.2	18.6%	$20.7	6.1%	$13.9	22.0%
Home Solutions	321.2	26.3		—	26.3	8.2%	338.9	34.1	—	34.1	10.1%	(17.7)	(5.2)%	(7.8)	(22.9)%
Tools	187.8	21.4		—	21.4	11.4%	188.6	18.7	—	18.7	9.9%	(0.8)	(0.4)%	2.7	14.4%
Commercial Products	182.6	13.8		—	13.8	7.6%	183.1	21.6	—	21.6	11.8%	(0.5)	(0.3)%	(7.8)	(36.1)%
Baby & Parenting	179.3	5.4		11.0	16.4	9.1%	189.6	23.9	—	23.9	12.6%	(10.3)	(5.4)%	(7.5)	(31.4)%
Restructuring Costs	—	(12.0)		12.0	—		—	(34.4)	34.4	—		—		—
Corporate	—	(26.8)	—	7.7	(19.1)		—	(29.3)	6.6	(22.7)		—		3.6	15.9%
Total	$1,232.2	$105.2		$30.7	$135.9	11.0%	$1,240.8	$97.8	$41.0	$138.8	11.2%	$(8.6)	(0.7)%	$(2.9)	(2.1)%

(1) Excluded items consist of organizational change implementation, restructuring-related and restructuring costs. Organizational change implementation and restructuring-related costs of $7.7 million and restructuring costs of $12.0 million incurred during 2014 relate to Project Renewal. For 2013, organizational change implementation and restructuring-related costs of $6.6 million and restructuring costs of $34.4 million relate to Project Renewal.

(2) Baby & Parenting normalized operating income for the three months ended March 31, 2014 excludes charges of $11.0 million relating to the Graco product recall.

Newell Rubbermaid Inc.
Three Months Ended March 31, 2014
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)				Year-Over-Year Increase (Decrease)
			Increase			Increase	Currency	Excluding	Including	Currency
	2014	2013	(Decrease)	2014	2013	(Decrease)	Impact	Currency	Currency	Impact

Writing	$361.3	$340.6	$20.7	$364.5	$337.6	$26.9	$(6.2)	8.0%	6.1%	(1.9)%
Home Solutions	321.2	338.9	(17.7)	323.1	338.2	(15.1)	(2.6)	(4.5)%	(5.2)%	(0.7)%
Tools	187.8	188.6	(0.8)	190.2	185.8	4.4	(5.2)	2.4%	(0.4)%	(2.8)%
Commercial Products	182.6	183.1	(0.5)	183.1	182.8	0.3	(0.8)	0.2%	(0.3)%	(0.5)%
Baby & Parenting	179.3	189.6	(10.3)	179.9	188.2	(8.3)	(2.0)	(4.4)%	(5.4)%	(1.0)%
Total Company	$1,232.2	$1,240.8	$(8.6)	$1,240.8	$1,232.6	$8.2	$(16.8)	0.7%	(0.7)%	(1.4)%

By Geography

United States	$831.2	$818.9	$12.3	$831.2	$818.9	$12.3	$—	1.5%	1.5%	0.0%
Canada	53.0	61.8	(8.8)	56.5	60.7	(4.2)	(4.6)	(6.9)%	(14.2)%	(7.3)%
Total North America	884.2	880.7	3.5	887.7	879.6	8.1	(4.6)	0.9%	0.4%	(0.5)%

Europe, Middle East and Africa	164.2	167.1	(2.9)	159.5	168.0	(8.5)	5.6	(5.1)%	(1.7)%	3.4%
Latin America	92.0	93.2	(1.2)	97.8	88.9	8.9	(10.1)	10.0%	(1.3)%	(11.3)%
Asia Pacific	91.8	99.8	(8.0)	95.8	96.1	(0.3)	(7.7)	(0.3)%	(8.0)%	(7.7)%
Total International	348.0	360.1	(12.1)	353.1	353.0	0.1	(12.2)	0.0%	(3.4)%	(3.4)%
Total Company	$1,232.2	$1,240.8	$(8.6)	$1,240.8	$1,232.6	$8.2	$(16.8)	0.7%	(0.7)%	(1.4)%

Core Sales, Excluding Brazil SAP

	2014 Core Sales (1)	2013 Core Sales (1)	Brazil SAP Conversion (2)	2013 Excl Brazil SAP	Increase	Core Sales Excl Brazil SAP

Tools	$190.2	$185.8	$(5.0)	$180.8	$9.4	5.2%
LATAM	$97.8	$88.9	$(5.0)	$83.9	$13.9	16.6%

Core Sales, Excluding Product Line Exits
	2014 Core Sales (1)	Product Line Exits (3)	2014 Excl Product Line Exits	2013 Core Sales (1)	Decrease	Core Sales Excl Product Line Exits

EMEA	$159.5	$6.3	$165.8	$168.0	$(2.2)	(1.3)%

(1) “Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.

(2) In contemplation of the Brazil SAP conversion in April 2013, the Company communicated with key customers about their interest in accelerating orders to mitigate the risk of potential business disruption. The Company estimated the impact of the timing shift related to the Brazil SAP conversion by tracking orders from customers that accelerated their normal order patterns as a result of the Company's communications.

(3) As part of Project Renewal, the Company exited certain product lines in EMEA that negatively impacted first quarter 2014 sales by an estimated $6.3 million.